Exhibit 10.9

This LOCK-UP LETTER AGREEMENT (this “Lock-Up Agreement”), dated as of May 10, 2021, is made by and between Benyamin Buller (the “Holder”) and JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company (“JAWS”). The Holder and JAWS shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, JAWS, Spitfire Merger Sub, Inc. and Velo3D, Inc. have entered into that certain Business Combination Agreement, dated as of March 22, 2021 (as amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, in furtherance of the transactions contemplated by the Business Combination Agreement, the Parties have agreed to enter into this Lock-Up Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.	Lock Up.

The Holder hereby agrees that, during the Lock-Up Period, the Holder will not, without the prior written consent of the board of directors of New JAWS:

(a)	lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Lock-Up Securities; or

(b)	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Securities,

whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise.

In order to enforce the foregoing restrictions, New JAWS shall be entitled to place restrictive legends (“Legends”) on the certificates or book-entry positions representing the New JAWS Shares subject to this Lock-Up Agreement, and shall be entitled to impose stop transfer instructions with respect to such shares until the end of the Lock-Up Period.

If any transfer or other disposition is made or attempted contrary to the provisions of this Lock-Up Agreement, such purported transfer or other disposition shall be null and void ab initio, and New JAWS shall refuse to recognize any such purported transferee of the Lock-Up Securities as one of its equity holders for any purpose. The Holder further agrees to execute such agreements as may be reasonably requested by New JAWS that are consistent with this Lock-Up Agreement or that are necessary to give further effect thereto.

New JAWS agrees to (i) instruct its transfer agent to remove any Legends upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

Notwithstanding the foregoing, the Holder may transfer the Lock-Up Securities (i) as a bona fide gift or gifts, (ii) to an immediate family member or any trust for the direct or indirect benefit of the Holder or one or more members of the immediate family of the Holder, (iii) to any corporation, partnership or limited liability company, all of the shareholders, partners or members of which consist of the Holder and/or one or more members of Holder’s immediate family, or (iv) by testate succession or intestate succession; provided, the exceptions provided in clauses (i) through (iv) shall apply only if the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement that are applicable to the Holder, to the extent and for the duration that such terms remain in effect at the time of the transfer. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, the foregoing restrictions shall not apply to (i) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Lock-Up Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period; (ii) the “net” or cashless exercise of Options, provided that they shall apply to any of the Lock-Up Securities issued upon such exercise; or (iii) the transfer of Lock-Up Securities to New JAWS for the surrender or forfeiture of New JAWS Shares to satisfy tax withholding obligations upon exercise or vesting of Equity Awards.

2.	Certain Definitions.

“Lock-Up Period” means the period commencing upon the consummation of the Merger and ending on the date that is one year after the consummation of the Merger

“Lock-Up Securities” means (i) any New JAWS Shares issued to the Holder pursuant to the Merger or otherwise pursuant to the Business Combination Agreement, (ii) any rollover stock options (“Options”) or restricted share units (“RSUs” and, together with Options, “Equity Awards”) exchanged with or issued to the Holder pursuant to the Business Combination Agreement and (iii) any New JAWS Shares issued upon exercise or vesting of any Equity Awards.

3.	Miscellaneous.

Section 9.2 (Entire Agreement; Assignment), Section 9.3 (Amendment), Section 9.5 (Governing Law), Section 9.7 (Construction; Interpretation), Section 9.10 (Severability) and Section 9.11 (Counterparts; Electronic Signatures) of the Business Combination Agreement are incorporated herein and shall apply to this Lock-Up Agreement mutatis mutandis.

HOLDER

/s/ Benyamin Buller

JAWS SPITFIRE ACQUISITION CORPORATION

By:	/s/ Matthew Walters

Name:	Matthew Walters
Title:	Chief Executive Officer